Exhibit 10.14

Contract

By and Between

Arbo International Limited

And

Prosperity Holdings Limited

On Transfer of 14% Shares of

Beijing Jade Bird Educational Information Technology Co. Ltd.

Held by

Beijing Peking University Education Investment Co. Ltd.

Table of Content

Article 1	Definitions

Article 2	Share Transfer

Article 3	Conditions Precedent

Article 4	Consideration and Completion of Share Transfer

Article 5	Presentations, Undertakings and Warranties of Both Parties

Article 6	Remedies

Article 7	Termination

Article 8	Force Majeure

Article 9	Confidentiality

Article 10	Miscellaneous

This share transfer contract (hereinafter referred to as “the Contract”) is entered into by and between the following two parties on April 23, 2009 at Beijing, China:

Party A: Arbo International Limited

Official Address:	Sea Meadow House,
Blackbume Highway, (P.O Box 116), Road Town,
Tortola, British Virgin Islands

Authorized Representative: Guo Rui

Title: Director

Nationality: the United States of America

Party B: Prosperity Holdings Limited

Official Address:	PO Box 1034GT•4th floor•
103 South Church Street•
Grand Cayman, Cayman Islands

Authorized Representative: Xu Zhixiang

Title: Director

Nationality: PRC

WHEREAS:

A.	Party A is a limited liability company duly incorporated and existing under the laws of the British Virgin Islands.

B.	Beijing Jade Bird Educational Information Technology Co., Ltd. (“the Company”) is a company duly incorporated and existing under the laws of PRC, in which Party A holds 14% of its shares.

C.	Party B, is a limited liability company duly incorporated and existing under the laws of Cayman Islands.

D.	Party A agrees to transfer to Party B 14% of shares of the Company, and Party B agrees to accept the afore-mentioned shares.

The two parties hereby agree as follows:

Article 1 Definition

1.1	Party A	Refers to	Arbo International Limited

1.2	Party B	Refers to	Prosperity Holdings Limited

1.3	Company	Refers to	Beijing Jade Bird Educational Information Technology Co., Ltd.

1.4	Target Share	Refers to	14% of the shares of the Company currently held by Party A and intended to be transferred to Party B, including titles, profit distribution rights, asset distribution rights and all other rights in connection with such shareholding and which the shareholders of the Company are entitled to under the articles of association of the Company and PRC laws.

1.5	Target Share Transfer	Refers to	Party A transfers the Target Share it currently holds to Party B according to the Contract

1.6	Closing Date of the Target Share	Refers to	Date on which the Target Share is registered on the name of Party B.

1.7	Examination and Approval Authority	Refers to	Ministry of Commerce of PRC or its local delegates

1.8	PRC	Refers to	The People’s Republic of China (so far as the Contract is concerned, Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan are not included.)

1.9	Transfer Price	Refers to	The price of the Target Share that Party A transfers to Party B as stipulated in Article 4.1 of the Contract.

Article 2 Share Transfer

2.1	Party A agrees to transfer and Party B agrees to accept the Target Share, provided that the Conditions Precedent prescribed in Article 3 of the Contract are met.

Article 3 Conditions Precedent

3.1	Party B shall not be obliged to make payment of the Transfer Price unless all and any of the following conditions precedent are satisfied. Party B shall have the right, but not the obligation, to waive one or more of the following conditions:

(1)	The Company has adopted a board resolution to approve the Target Share Transfer;

(2)	All the shareholders of the Company except for Party A and Party B, have respectively issued letters of undertaking, consenting to Party A’s Target Share Transfer and waiving their right of first refusal;

(3)	The Target Share Transfer has obtained approval for share transfer hereunder issued by Examination and Approval Authority, Certificate of Approval for Establishment of Foreign Investment Enterprise and Enterprise Legal Person Business License issued by the Administration for Industry and Commerce

(4)	By the Closing Date, the business and financial situation of the Company does not have substantial adverse change.

(5)	By the Closing Date, all the representations, undertakings and warranties made by Party A are true, accurate and sufficient;

(6)	By the Closing Date, there has been no change in PRC law which frustrates the purpose of the Contract.

Article 4 Transfer Price and Completion of Target Share Transfer

4.1	Party A agrees to transfer its 14% shares of the Company to Party B, and Party B agrees to purchase the shares.

4.2	Both Parties agree that the Transfer Price of the above shares shall be RMB 96 million yuan, which shall be paid within 60 days or the period agreed by both Parties after the effectiveness of this Contract.

4.3	After the execution of this Contract, for the completion of the relevant approval procedures prescribed in this Contract, both Parties shall execute all the necessary documents, and assist the Company applying to the original Approval Authority for the approval with respect to the Target Share Transfer and amendment of Joint Venture Contract and Articles of Association, as well as assist in the modification registration in Industry and Commerce Administration Authority.

Article 5 Presentations, Undertakings and Warranties

5.1	Party A hereby unconditionally and irrevocably makes the following presentations, undertakings and warranties to Party B that, by the Closing Date of the Target Share Transfer:

(1)	Party A is a limited liability company duly incorporated and existing under the laws of British Virgin Islands.

(2)	Party A has full and exclusive ownership and right of disposal on Target Share to be transferred to Party B pursuant to the Contract; the Target Share is free from any secured interest or third party interest such as pledge, neither does it have any legal or factual flaws with respect to disclosure in connection with any third party interest.

(3)	Party A’s execution of the Contract, it’s exercise of rights and performance of obligations hereunder, shall not violate:

(a)	restrictions imposed by governing laws, regulations, rules, judgments, rulings, arbitration awards, administrative decisions and orders binding or having impact on Party A;

(b)	any documents, contracts or agreements to which Party A is a party, or which have binding effect on Party A’s assets;

(c)	Articles of Association and internal regulations of Party A.

(4)	Party A has not been involved in any litigation, arbitration or any other legal or administrative proceedings which are on-going, pending, to be initiated, or claimed to be initiated by a third party, which prevents or may prevent the Target Share Transfer under the Contract from being completed.

(5)	All the actions to be taken and conditions or issues to be fulfilled by Party A required by applicable laws have been taken, complied with and performed on or before the signing date of the Contract, so as to:

(a)	enable Party A to legitimately enter into the Contract and perform its obligations hereunder;

(b)	make Party A’s obligations and responsibilities under the Contract legal, effective and enforceable;

(c)	make the Contract admissible as evidence in the PRC.

(6)	Party A’s execution and performance of the Contract is fully within its authority and has been duly authorized.

(7)	The presentation of item (A) and (B) of the “WHEREAS” section is true and accurate, and all the capital contribution relating to the Target Share has been fully made.

(8)	The arrangement related to the payment of Target Share Transfer Price shall be negotiated with Party B otherwise.

(9)	Party A warrants that, it has made full disclosure to Party B all such materials, which would substantively and adversely affect Party A’s capacity to fully perform its obligation under the Contract, or, if disclosed to Party B, will substantively and adversely affect Party B’s willingness to enter into the Contract. Moreover, all such events it disclosed and all such materials it provided to Party B (including without limitation to all the materials Party A provided during the due diligence carried out by Party B or its counsel for the Target Share Transfer) are true, complete accurate, and free from any substantive inaccurate or misleading presentations.

(10)	Party A warrants that the accounting books of the Company are complete, and the financial statements disclosed by the Company for the Target Share Transfer are prepared in accordance with current PRC laws, regulations, rules and accounting standards. The afore-mentioned accounting books and financial statements completely, truly and accurately reflect the financial status and profits of the Company by the end of relative fiscal periods. From the date of the financial statements issued to the Closing Date of the Target Share Transfer, the business or financial status of the Company do not have any substantive and adverse change.

(11)	Party A warrants that, the Company has not ever violated any PRC laws or regulation which may result in adverse effect on the transaction; the Company is not involved in any pending material litigations, arbitrations or administrative penalties which may result in adverse effect on the transaction.

(12)	Party A warrants that, from the establishment date of the Company to the Closing Date, the Company has complied with all relevant tax laws and regulations, has made full payment of all taxes and charges explicitly collected by the tax authority, has not received any reminder letter from tax authority or any other relevant authority and has not been subject to punishment which may result in adverse effect on the transaction due to tax related issues, and does not have any pending tax investigations or disputes which may result in adverse effect on the transaction;

(13)	Party A warrants that, it will made full payment of all and any taxes and fees imposed upon the Transfer Price from the Target Share Transfer in accordance with relevant PRC laws and regulations;

(14)	Party A warrants that, the Company has provided Party B with a complete list of all the franchise contracts, as well as those decoration, equipments purchase, printing and advertisement contracts with a contract price in excess of RMB 2 million, which are currently being performed and relate to the operation of the Company’s business by the Closing Date.

(15)	Party A warrants that, except for those connected transactions disclosed to Party B, between and among the Company and its subsidiaries, and between or among such subsidiaries, the Company does not have any other connected transactions. Party A warrants that it involves in no connected relationships with the Company or its affiliates.

(16)	Party A warrants that it lawfully owns or has the right to use all the patent, patent right, invention, copyright and know-how (including industrial secrets, other non-patent or non-patentable know-how or confidential information, systems or programs), trademark, service logo and trade name (hereinafter referred to as “IP”), which the Company currently uses and which are related to the business operation of the Company. Regarding the afore-mentioned IP, the Company has not received any notice claiming infringement or dispute with rights announced by others; In addition, during operation of business, the Company currently is not involved in any infringement of any patent, copyright, ownership, trademark, service logo, commercial logo or other intellectual property domestically registered (except for the office softwares daily used).

(17)	Party A warrants that, the Company does not have any labor disputes with its senior management staff members.

(18)	Party A warrants that, any losses incurred to the Company before the Closing Date of the Target Share Transfer caused by Party A’s intention or significant negligence and becomes known to Party B after the Closing Date of the Target Share Transfer, shall be born by Party A, and shall be irrelevant to the Company after the change of shareholders.

(19)	Party A warrants that after the signing of the Contract, it will cooperate with Party B and other organizations to facilitate the fulfillment of all conditions precedent specified in Article 3 hereof, thus to ensure the Target Share Transfer from Party A to Party B. Party A shall, by itself or authorize the Company, submit to related authorities all documents, carry out and complete filing and approval formalities required for the Target Share Transfer, thus to ensure Party B acquire all the documents stipulated in laws and regulations and complete the delivery of Target Share within stipulated period.

(20)	Party A warrants that, upon receipt of any approval, reply or notice on any amendments or supplements to the documents submitted from the authority in charge in connection with the Target Share Transfer, it shall inform Party B immediately and deliver to Party B photocopies of such documents and notices.

(21)	Where, at anytime before the Closing Date of the Target Share Transfer (inclusive), Party A realizes any situation which will make the presentations, undertakings and warranties it made under the Contract become untrue or inaccurate, Party A shall inform Party B immediately and take remedial measures as reasonably required by Party B.

(22)	Upon execution and coming into force, the Contract will be legally and effectively binding on Party A, the articles thereof will be enforceable, and Party A undertakes it shall not be entitled to any right of exemption.

(23)	All presentations, undertakings and warranties Party A made above are true, accurate, complete, sufficient, unconditional and without reservation.

5.2	Party B hereby unconditionally and irrevocably makes the following presentations, undertakings and warranties to Party A that, by the Closing Date of the Target Share Transfer:

(1)	Party B has been a limited liability company duly incorporated and existing under the laws of Cayman Islands.

(2)	Party B’s execution and performance of the Contract is fully within its authority and scope of business and is duly authorized by the company. It will not violate any restrictions imposed by binding or influential laws, regulations, rules, judgments, rulings, articles of association, internal regulations and contracts; Upon execution and coming into force, the Contract will become legally and effectively binding, and articles specified herein shall be enforceable.

(3)	Party B has not been involved in any litigation, arbitration or any other legal or administrative proceedings which are on-going, pending, to be initiated, or claimed to be initiated by a third party and will or may substantively affect the Target Share Transfer under the Contract.

(4)	Party B warrants that, promptly after the signing of the Contract, it will cooperate with Party A and other organizations to facilitate the fulfillment of all conditions precedent specified in Article 3, thus to ensure the Party B’s receipt of Target Share.

(5)	Party B will produce all the necessary documents required by Examination and Approval Authority and other governmental authorities, Party B will also cooperate with Party A in completion of all procedures of approvals and registration in connection with the Target Share Transfer. Where the documents need to be signed by Party B, Party B shall guarantee to extend its cooperation and such cooperation shall not be unreasonably withheld;

(6)	The arrangement related to the payment of Transfer Price shall be negotiated with Party A otherwise.

(7)	Upon completion of the Target Share Transfer, Parity B will assume all the rights and obligations Party A used to have under the current articles of association of the Company.

(8)	Where, at anytime before the Closing Date of the Target Share Transfer (inclusive), Party B realizes any situation which will make the presentations, undertakings and warranties it made under the Contract become untrue or inaccurate, Party B shall inform Party A in a timely fashion and take remedial measures or public the same as reasonably required by Party A.

(9)	All presentations, undertakings and warranties Party B made above are true, accurate, complete, sufficient, unconditional and without reservation.

Article 6 Remedies

6.1	Party A shall be liable for its undertakings, warranties which Party A made before the Closing Date of Target Share Transfer, and be liable for any liabilities or losses arising therefrom, if such undertakings, warranties are untrue, inaccurate, incomplete and insufficient.

6.2	Party A shall indemnify Party B any losses caused by any litigations, arbitrations, claims, administrative proceedings and other legal proceedings against Party B, which incurred before the Closing Date of Target Share Transfer, relating to or arising out of the Target Share Transfer.

6.3	Party B shall pay Party A the Transfer Price in accordance with Articles 4.1 and 4.2 of the Contract. Should the Transfer Price not be paid to CBEX by Party B within the period set forth in the Contract and the Escrow Agreement, Party B shall compensate Party A for the delay in payment calculated at a rate of 0.01%of the Transfer Price outstanding per day.

6.4

Both parties shall perform their obligations under the Contract in good faith. Unless otherwise stipulated in this Contract, where one party fails to perform its obligations or violates any of the articles, conditions, undertakings, announcements and warranties of the Contract, the other party shall have the right to claim remedies from the non-performing or breaching party for all losses, damages caused thereby, as well as fees, expenditures incurred in the litigation and claim.

6.5	Where the conditions set forth in Article 3 of the Contract could not be fulfilled within six (6) months from the execution date of the Contract and such failure cannot be attributed to either of the Parties, the Parties may terminate the Contract by negotiation and neither Party will be liable for it.

Article 7 Termination

7.1	The Contract shall be terminated at the occurrence of any of the following events:

(1)	After friendly consultation, both Party A and Party B unanimously agree in writing to terminate the Contract.

(2)	The conditions precedent regarding Target Share Transfer as set forth in Article 3 of the Contract have not been met within six (6) months after execution of the Contract and both parties fail to unanimously agree in writing, as permitted by law, on exemption of such conditions.

(3)	Where one party materially violates any article of the Contract, or where any of the presentations, undertakings or warranties it made in the Contract proves to be false, the abiding party may deliver a written notice requiring the breaching party to immediately take remedial measures; Where the breaching party fails to take measures to remedy and rectify its violation in a way to the satisfaction of the abiding party within sixty (60) days after the delivery of the afore-mentioned written notice, the abiding party shall have the right to terminate the Contract immediately.

(4)	Newly promulgated laws and regulations make it impossible to continue to perform the Contract.

(5)	Force Majeure events as specified in Article 8 of the Contract sustain more than six (6) months and make it impossible to continue to perform the Contract.

7.2	Where the Contract is terminated, either party shall return to the other party all relevant records, documents and materials the other party delivered pursuant to the Contract, regardless whether the afore-mentioned records, documents and materials were delivered before or after the execution of the Contract.

7.3	Where the Contract is terminated, the relationship between Party A and Party B, and relationship with the Company or other relevant parties shall resume to what it was before the execution of the Contract. Party A holds 14% of shares of the Company and Party A returns to Party B all Transfer Price.

Where necessary, Parties shall, in accordance with relevant laws, be responsible for completion of the approval formalities required for termination of the Contract and cooperate with each other in signing all agreements and documents required for resuming the relation between Party A and Party B, and relationship with the Company or other relevant parties to what it was before the execution of the Contract. The cost incurred for preparation, performance and termination of the Target Share Transfer under the Contract, including without limitation taxes, governmental fees and fees for retaining agencies shall be born by the breaching party if any and, in the absence of breaching party, the cost shall be born by the two parties respectively.

7.4	The liabilities for damages for breach of contract as stipulated in the Contract shall not be released because of the termination of the Contract.

Article 8 Force Majeure Event

8.1	“Force majeure event” shall refer to an event whose occurrence is unforeseeable at the time the Contract is executed by the two parties, and whose occurrence is unavoidable or whose consequence is unable to be overcome, and thus makes one party unable to perform any of the articles of the Contract in whole or in part, which includes earthquake, tsunamis, typhoon, flood, war and infectious disease and other afore-mentioned unpredictable, unavoidable and insuperable events, as well as the force majeure events recognized by general international commercial customs.

8.2	Upon occurrence of a force majeure event, the affected party can suspend the performance of its duties or obligations under the Contract during the event without being treated as a breach of the Contract. However, the affected party shall take all measures to notify the other party in writing immediately, and, within 15 days after occurrence of the force majeure event, produce documents evidencing occurrence and/or existence of the force majeure event as required by PRC law, failure to do which, no force majeure event shall be recognized.

8.3	Upon occurrence of force majeure event, the affected party shall make best effort and take all measures to mitigate the losses.

8.4	Upon occurrence of force majeure event, both parties to the Contract shall consult each other immediately for a fair resolution, and shall make all reasonable endeavors to mitigate the adverse effect caused by such force majeure event.

8.5	Where one party breaches the Contract and delays the performance of its obligation hereunder, and a force majeure event occurs thereafter, that party shall not be exempted from liabilities because of the occurrence of the force majeure event.

Article 9 Confidentiality

9.1	Any party may have disclosed or need to disclose to the other party confidential and exclusive materials regarding its business, financial status and other confidential matters. Unless otherwise stipulated by other confidentiality agreement, the party who receives the afore-mentioned materials (including writing and none-writing materials, hereinafter referred to as “Confidential Materials”) shall:

(1)	keep all the Confidential Materials confidential; and

(2)	except for the accepting party’s staff the discharge of whose responsibilities requires knowledge of the Confidential Materials, do not disclose the afore-mentioned Confidential Materials to any other person or entity.

9.2	Clause 9.1 of the Contract shall not apply to:

(1)	materials known to the accepting party, proved by records in writing made before the disclosing party makes the disclosure to the accepting party;

(2)	materials becoming accessible in public domain not attributable to accepting party’s breach of this Contract;

(3)	materials which the accepting party obtained from a third party who bears no confidential responsibilities; or:

(4)	materials contained in the documents published in the course of completion of the Target Share Transfer formalities.

9.3	Each party shall ensure that the directors, senior officials of itself and the affiliated companies relating to the Target Share Transfer, as well as other employees involved in the Target Share Transfer shall abide by the confidentiality obligation under Article 9 of the Contract.

9.4	Article 9 of the Contract shall not apply to the disclosure of Confidential Materials to affiliated companies, intermediaries, employees and counsels of each party for the purpose of the Target Share Transfer; however, under such circumstance, the materials shall only be disclosed to those persons or entities which have to know the materials for discharging their responsibilities.

9.5	Article 9 of the Contract shall not apply to disclosure of the materials to any governmental authorities or relevant entities by any of the parties to the Contract pursuant to laws or regulations. However, the party required to make the disclosure shall, before such disclosure is made, immediately notify the other party of such requirements and terms.

9.6	Any of the regulation under Article 9 of the Contract shall not impede the announcement or disclosure, which one party makes in good faith and pursuant to governing laws or regulations.

Article 10 Miscellaneous

10.1	Effective Date

After execution by the legal representatives or authorized representatives of Party A and Party B, the Contract shall become effective on the date it is approved by the Examination and Approval Authorities.

10.2	Costs and Expenses

Unless otherwise agreed upon in the Contract, taxes and charges collected according to law in connection with execution and performance of the Contract shall be respectively born by Party A and Party B in accordance with PRC laws and regulation. Where the laws and regulations do not explicitly specify the payer, Party A and Party B shall pay 50% of the fees respectively. Neither Party A nor Party B shall have the obligation to pay the fees on behalf of the other party.

10.3	Governing Laws

The governing law of this Contract shall be PRC laws, and the execution, validity, interpretation, performance and dispute resolution of this Contract shall be subject to PRC laws. However, where PRC laws do not regulate on any of the issues specified in the Contract, the same shall be governed by reference to international commercial customs.

10.4	Dispute Resolution

The parties shall make endeavor to settle their disputes arising out of the performance of the Contract or in connection with of the Contract, through friendly consultation; Where the parties fail to settle their disputes through consultation, either party shall have the right to submit the dispute or claim arising from the Contract to the People’s Court which has jurisdiction over the dispute or claim and resolve them by litigation. During the litigation, except for the matters under dispute, the Contract shall continue to be performed.

10.5	Language and Copy

The Contract shall be executed in Chinese and English languages and both in six (6) copies, each party shall keep one copy of both versions, the Company shall keep one copy for filing, and remaining copies shall be submitted to the relevant Examination and Approval Authorities for approval and kept by the Company for filing, all of which shall have equal legal force. In the event of a discrepancy between the two language versions, the Chinese version shall prevail.

10.6	Severability

Where any article of the Contract is regarded as being invalid by any authority with jurisdiction, the validity of other articles of the Contract shall remain unaffected.

10.7	Amendments and Supplements

For issues not covered in the Contract, the parties shall enter into written contract to make amendment or supplement to the Contract. Amendments or supplements to the Contract signed and chopped by both parties shall be integral parts of the Contract, and once approved by the Examination and Approval Authority, shall have equal force with the Contract.

10.8	Exercise of Rights

Failure to or delay in exercising any of the rights hereunder by any party to the Contract shall not be regarded as waiving the same. The exercise of a right by itself or in part does not preclude the exercise of the same otherwise. Waiver of the right to pursue any breach of contract shall be effective only if it is made in writing and signed and affixed with official seal by the legal representative or authorized representative.

10.9	Assignment of Rights and Obligations

Unless otherwise agreed upon in the Contract, neither party shall be allowed to assign the Contract or its rights and obligations hereunder in whole or in part without prior written consent of the other Party and/or approval from the Examination and Approval Authority as required by PRC laws.

10.10	Employee Settlement

Both Parties hereby agree that no such issue as employee settlement is involved in the Target Share Transfer.

10.11	Notices and Delivery

Unless otherwise agreed upon in the Contract, any party’s notice or written communication to the other party shall be written in Chinese, and shall be delivered by hand-delivery, fax or courier. Unless otherwise informed of the change of address, all notice and written communication shall be delivered to the following addresses:

Party A: Arbo International Limited

Address:	Sea Meadow House, Blackbume Highway,
(P.O Box 116), Road Town, Tortola,
British Virgin Islands

Telephone: 00284• 494• 3399

Fax: 00284• 494• 3041

Attention: Guo Rui

Party B: Prosperity Holdings Limited

Address:	Crescent Point Group
One George Street, #15-04
Singapore 049145

Telephone: 0065-6511-3088

Fax: 0065-6223-5992

Attention: James Guo

The notice or written communication shall be deemed being received on the following dates:

(1)	in case of fax and hand-delivery, the date of receipt shall be the date of delivery;

(2)	in case of Express mail service, the date of delivery shall be the third day after the notice has been handed over to the express company; or

(3)	in case of courier, the date on the receipt confirmation, or the date of handover.

IN WITNESS WHEREOF, Party A and Party B have caused their authorized representatives to sign the Contract on the date first written above.

Party A: Arbo International Limited

Authorized Representative:

Party B: Prosperity Holdings Limited

Authorized Representative:

14 individual shareholders of Beijing Jade Bird Educational Information Technology Co. Ltd. hereby consent the Target Share Transfer.

14 Individual Shareholders:

Yang Ming:

[Signature]

Tang Chengxi:

[Signature]

Liang Jun:

[Signature]

Sun Quntian:

[Signature]

Lu Jun:

[Signature]

Xiao Rui:

[Signature]

Gao Wei:

[Signature]

Lin Ping:

[Signature]

Guo Nannan:

[Signature]

He Wenrui

[Signature]

Yu Lina:

[Signature]

Xiao Qiqin:

[Signature]

Li Xiangyang:

[Signature]

Wang Yang:

[Signature]